Exhibit 21.1

SUBSIDIARIES OF SAGTEC GLOBAL LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
OMS Holdings Pte. Ltd	Singapore	June 11, 2018	98.04%
CL Technologies Sdn. Bhd.	Malaysia	February 14, 2019	94.95%